Exhibit 99.1

News From

Walgreens Corporate Communications — 108 Wilmot Road — Deerfield, Ill. 60015 — (847) 914-2500

Media Contact:	Robert Elfinger, 847-315-2962
Investor Contacts:	Rick Hans, CFA, 847-315-2385 Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreens May Sales Decrease 1.6 Percent

DEERFIELD, Ill., June 5, 2012 – Walgreens (NYSE, NASDAQ: WAG) had May sales of $5.98 billion, a decrease of 1.6 percent from $6.08 billion for the same month in fiscal 2011.

Total front-end sales increased 0.3 percent compared with the same month in 2011, while comparable store front-end sales decreased 1.0 percent. Customer traffic in comparable stores decreased 2.3 percent while basket size increased 1.3 percent.

Prescriptions filled at comparable stores decreased 7.6 percent in May. Calendar day shifts in May, which had one additional Wednesday and Thursday, and one fewer Sunday and Monday compared with May 2011, positively impacted prescriptions filled in comparable stores by 1.3 percentage points. Higher incidence of flu positively impacted comparable store prescriptions filled by 0.1 percentage point. The negative impact on comparable store prescriptions filled due to no longer being part of the Express Scripts, Inc. pharmacy network was 10.8 percentage points. Prescriptions processed by Express Scripts comprised 12.7 percent of Walgreens prescriptions in May 2011.

“Since Jan. 1, our underlying trend for number of prescriptions filled has improved,” said Walgreens Executive Vice President and CFO Wade Miquelon. “Looking forward, we expect our number of prescriptions filled to be helped as employers and health plans take a variety of steps ranging from changing prescription benefit managers to changing language in new RFPs to provide continued access to Walgreens and our services. In what is the busiest selling season in recent memory, we are pleased that we have continued to receive notification of pharmacy plans regaining access to Walgreens pharmacies with new contracts that become effective throughout the remainder of the year. In addition, we extended our multi-year agreement to build on our strategic partnership with OptumRx, one of the largest pharmacy benefit managers in the United States.”

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May pharmacy sales decreased 3.9 percent, while comparable store pharmacy sales decreased 8.5 percent. Calendar day shifts positively impacted pharmacy sales in comparable stores by 1.3 percentage points. Comparable store pharmacy sales were negatively impacted by 3.9 percentage points due to generic drug introductions in the last 12 months, by 0.3 percentage point due to the product mix of cough, cold and flu drugs and by 10.8 percentage points due to no longer being part of the Express Scripts network. Pharmacy sales accounted for 63.1 percent of total sales for the month.

Sales in comparable stores decreased by 5.8 percent. The effect of calendar day shifts positively impacted total comparable sales by 0.8 percentage point.

Total sales for the third quarter of fiscal 2012 were $17.77 billion, down 3.3 percent from $18.37 billion in the third quarter of fiscal 2011. Comparable store sales for the third quarter of fiscal 2012 decreased 6.5 percent, while front-end comparable store sales for the quarter decreased 0.7 percent. Prescriptions filled at comparable stores decreased 9.0 percent in the third quarter and comparable pharmacy sales decreased 9.8 percent.

Calendar year-to-date sales were $29.43 billion, a decrease of 2.2 percent from $30.08 billion in 2011.

Fiscal 2012 year-to-date sales for the first nine months were $54.57 billion, up 0.7 percent from $54.22 billion in fiscal 2011.

Walgreens opened seven stores during May, including one relocation, and acquired 28 Bioscrip community pharmacies.

At May 31, Walgreens operated 8,341 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 7,889 drugstores, 175 more than a year ago, including 48 stores acquired over the last 12 months. The company also operates infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

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May Comparable Sales and Prescriptions Filled

	Reported	Calendar Shift Impact	Generics Impact	Cough, Cold, Flu Impact
Total Comp Sales	-5.8%	0.8%	-2.5%	-0.2%
Comp Front End	-1.0%	—	—	—
Comp Rx Sales	-8.5%	1.3%	-3.9%	-0.3%
Comp Rx Scripts	-7.6%*	1.3%	—	0.1%

*	Includes +3.1 percentage points from patients filling more 90-day prescriptions

Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.

Cautionary Note Regarding Forward-Looking Statements: Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast, “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, changes in vendor, payer and customer relationships and terms, competition, industry consolidation and the effects thereof, changes in economic and business conditions, risks associated with new business and business retention initiatives and activities, failure to obtain new contracts or extensions of existing contracts, risks associated with acquisitions, joint ventures and divestitures, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, and outcomes of legal and regulatory matters. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.